                                                                    EXHIBIT 12.1

                     St. Mary Land & Exploration Company
               Computation of Ratios of Earnings to Fixed Charges
                             (dollars in thousands)

                                                        Years Ended December 31,
                                      ------------------------------------------------------
                                         2002       2001       2000       1999       1998
                                      ---------- ---------- ---------- ---------- ----------
Earnings:
   Income (loss) from continuing
      operations                       $  27,560  $  40,459  $  55,620  $      82  $  (8,831)
   Income tax expense (benefit)           15,019     21,829     33,667       (406)    (5,415)
   Total fixed charges                     4,714        904      1,043      1,451      1,854
   Less capitalized interest                 427        473        548        270          -                                                                                              -
                                      ---------- ---------- ---------- ---------- ----------
Total earnings                         $  46,866  $  62,719  $  89,782  $     857  $ (12,392)
                                      ========== ========== ========== ========== ==========

Fixed charges:
   Interest expense                    $   4,287  $     431  $     495  $   1,181  $   1,854
   Capitalized interest                      427        473        548        270          -                                                                                               -
                                      ---------- ---------- ---------- ---------- ----------
Total fixed charges                    $   4,714  $     904  $   1,043  $   1,451  $   1,854
                                      ========== ========== ========== ========== ==========

Ratio of earnings to fixed charges           9.9       69.4       86.1      0.6(1)   (6.7)(1)

Note:    For purposes of computing St. Mary Land & Exploration Company's ratios of earnings to fixed charges, "earnings" represent pretax earnings from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" represent interest expensed and capitalized. Interest expense includes the portion of operating rental expense that St. Mary believes is representative of the interest component of rental expense.

(1)      Earnings in 1999 and 1998 were inadequate to cover fixed charges, with a deficiency of $0.6 million and $14.3 million, respectively.